Exhibit 10.8

Execution Version

DESIGNATION AGREEMENT

This DESIGNATION AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of July 28, 2017, is entered into by and between (a) Emergent Capital, Inc., a Florida corporation (“Emergent”) and (b) Nantahala Capital Management, LLC (“Nantahala”), as investment manager, advisor or subadvisor to certain accounts and/or funds.  Each of Emergent and Nantahala may also be referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, Emergent and certain accounts and/or funds managed, advised or subadvised by Nantahala have entered into that certain Master Transaction Agreement, dated as of March 15, 2017, by and among Emergent, PJC Investments LLC, a Texas limited liability company, and such funds and/or accounts managed, advised or subadvised by Nantahala (as amended, supplemented or otherwise modified from time to time, the “Master Transaction Agreement”);

WHEREAS, pursuant to that certain Designation Agreement, dated as of the date hereof (the “Ironsides Agreement”), between Emergent and the Ironsides Funds (as defined in the Ironsides Agreement), while the Ironsides Agreement is in effect, the Ironsides Funds are, subject to certain conditions, permitted to designate one (1) director (the “Ironsides Designee”) to the board of directors of Emergent (the “Board”); and

WHEREAS, Emergent and Nantahala have agreed that, upon termination of the Ironsides Agreement, Nantahala shall be permitted to designate one (1) director to the Board.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Emergent and Nantahala agree as follows:

SECTION 1.                            Defined Terms.

“Related Fund” means, with respect to any Person, any fund, account or investment vehicle that is controlled or managed by (i) such Person, (ii) an Affiliate of such Person or (iii) the same investment manager, advisor or subadvisor as such Person or an Affiliate of such investment manager, advisor or subadvisor.

Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Master Transaction Agreement.

SECTION 2.                            Designation of Director.

2.1                               Upon the date of termination of the Ironsides Agreement in accordance with its terms (such date, the “Ironsides Agreement Termination Date”), Emergent shall promptly (and in any event within five (5) Business Days of such termination) provide a notice to Nantahala of such termination.

(a)                                 If, on the Ironsides Agreement Termination Date, the Ironsides Designee has resigned from the Board, the Board shall fill the vacancy on its Board created by the resignation of the Ironsides Designee with an individual designated by Nantahala (the “Designated Director”) promptly after such Designated Director satisfies the requirements set forth in Section 2.4.  If the Ironsides Designee resigns from the Board after the Ironsides Agreement Termination Date but on a date prior to the expiration of the Ironsides Designee’s then current term on the Board, the Board shall fill the vacancy on the Board created by such resignation of the Ironsides Designee with the Designated Director promptly after such Designated Director satisfies the requirements set forth in Section 2.4.

(b)                                 If, on or after the Ironsides Agreement Termination Date, the Ironsides Designee does not resign from the Board prior to the expiration of the Ironsides Designee’s then current term on the Board, upon the expiration of the Ironsides Designee’s term on the Board, Nantahala shall be entitled to nominate an individual to serve on the Board and the Board shall, consistent with the reasonable exercise of its fiduciary duties, and subject to the requirements set forth in Section 2.4, recommend to include such individual as one of the Board’s nominees for election to the Board to fill the vacancy left by the departing Ironsides Designee.  Such individual nominated by Nantahala shall be deemed to be the Designated Director hereunder.

2.2                               If, during the period when Nantahala is entitled to designate a Designated Director pursuant to this Section 2.2, any Designated Director shall cease to be able to serve on the Board by reason of his resignation, death, incapacity, disability, disqualification or removal, or as a result of a conflict of interest, but not as a result of the Designated Director’s failure to be re-elected by the stockholders of Emergent, then Nantahala shall be entitled to nominate a new individual to serve as a member of the Board and the Board shall fill the vacancy created by such departed Designated Director with such nominated individual, provided that such nominated individual satisfies the requirements set forth in Section 2.4.  Any such nominated individual shall be deemed to be the Designated Director hereunder.  After the Ironsides Agreement Termination Date, for so long as Nantahala and/or any Affiliates or Related Funds thereof, in the aggregate, beneficially own (without duplication) at least 10.00% (the “Specified Percentage”) of the original principal amount of the New Convertible Notes issued by Emergent on the Closing Date, Nantahala shall have the right to designate a Designated Director as provided in the first sentence of this Section 2.2, and the Board shall, subject to Section 2.4 below, recommend at each meeting of stockholders at which a Designated Director is to be elected to include a Designated Director as one of the Board’s nominees for election to the Board or to fill a vacancy left by a departed Designated Director, in each case in order to have a Designated Director on the Board. The Board shall not take any action which is inconsistent with making such recommendation.  In the event that the stockholders do not elect a Designated Director at a meeting of stockholders at which such Designated Director is nominated for election, then, promptly after such meeting of stockholders (and in any event within ten (10) Business Days of such meeting of stockholders), Nantahala shall have the right to designate a new Designated Director to fill the vacancy created by such event as provided in the first sentence of this Section 2.2; provided, that if (a) the nominated Designated Director is not elected at such meeting of stockholders and (b) there is no vacancy on the Board following the election of directors at such meeting of stockholders, then the Board shall be expanded by one

(1) director and Nantahala shall have the right to designate a new Designated Director to fill the vacancy created by such Board expansion as provided in the first sentence of this Section 2.2.

2.3                               If Nantahala and/or any Affiliates or Related Funds thereof, in the aggregate, beneficially own (without duplication) less than the Specified Percentage of the original principal amount of the New Convertible Notes issued on the Closing Date, Nantahala’s right to designate a Designated Director shall terminate and the Designated Director shall, and Nantahala shall cause the Designated Director to, promptly upon request of Emergent, submit his or her resignation to the Board.

2.4                               Notwithstanding anything to the contrary herein, it shall be a condition precedent to any Designated Director’s service on the Board, whether in order to fill a vacancy on the Board or following an election to the Board, that such Designated Director shall, in the reasonable judgment of the Board, (a) have the requisite skill and experience to serve as a director of a publicly traded company, (b) not be prohibited or disqualified from serving as a director of Emergent pursuant to (i) any applicable rule or regulation of the SEC, (ii) any applicable rule or regulation imposed by any exchange on which the Emergent’s common stock is traded or (iii) any applicable law, and (c) qualify as an independent director under any applicable SEC and exchange requirements, rules and interpretations.  The Board will adopt standards of skill and experience desired of potential candidates for nomination to the Board, which will be reflected in a charter of a committee of the Board or other similar document.  Nantahala agrees to timely provide Emergent with accurate and complete information relating to a prospective Designated Director that may be required to be considered by the Board or disclosed by Emergent under applicable exchange listing requirements or the Securities Act of 1933, as amended, the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.  In addition, at Emergent’s request, Nantahala shall cause its Designated Director to complete and execute Emergent’s standard Director and Officer Questionnaire prior to being admitted to the Board or standing for reelection at an annual meeting of stockholders or at such other time as may be reasonably requested by Emergent.  Nothing in this Agreement will prevent or prohibit the Board from removing a Designated Director from the Board in accordance with Emergent’s Bylaws as then in effect.  If a Designated Director is removed from the Board in accordance with the immediately preceding sentence, Nantahala shall have the right to designate a new Designated Director to fill the vacancy created by such Board removal as provided in the first sentence of Section 2.2.

2.5                               As compensation for his or her service on the Board, the Designated Director shall receive compensation from Emergent that is consistent with the compensation of other similarly situated members of the Board.

2.6                               Each Designated Director shall use reasonable efforts to obtain any necessary approvals from the State of Florida Office of Insurance Regulation in connection with such Designated Director’s service on the Board.  If a Designated Director does not obtain any such necessary approvals from the State of Florida Office of Insurance Regulation within one hundred (100) days of the commencement of such Designated Director’s service on the Board, Nantahala shall cause such Designated Director to, promptly upon the request of Emergent, submit his or her resignation to the Board.  If a Designated Director resigns from the Board pursuant to this Section 2.6, Nantahala shall have the right to designate a new Designated

Director to fill the vacancy created by such Board removal as provided in the first sentence of Section 2.2.  Emergent shall reimburse the Designated Director for all reasonable costs and expenses of the Designated Director incurred in connection with obtaining any necessary approvals from the State of Florida Office of Insurance Regulation pursuant to this Agreement.

2.7                               Emergent shall provide customary director and officer indemnity insurance on the same terms as provided to other directors and officers of Emergent in effect from time to time and subject to the conditions and terms thereof, and Emergent further agrees that it shall enter into a customary indemnification agreement with any Designated Director.  Emergent hereby acknowledges that any director, officer or other indemnified person covered by such policy (any such persons, an “Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by Nantahala and/or or one or more of its Related Funds or Affiliates (the “Indemnitors”).  To the extent permitted under Applicable Law, Emergent hereby (i) agrees that Emergent or any subsidiary of Emergent that provides indemnity shall be the indemnitor of first resort (i.e., its or their obligations to an Indemnitee shall be primary and any obligation of any Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an Indemnitee shall be secondary), (ii) agrees that it shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this agreement or any other agreement between Emergent and the Indemnitee, without regard to any rights an Indemnitee may have against the Indemnitors or their insurers, and (iii) irrevocably waives, relinquishes and releases the Indemnitors from any and all claims against the Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. To the extent permitted under Applicable Law, Emergent further agrees that no advancement or payment by the Indemnitors on behalf of an Indemnitee with respect to any claim for which an Indemnitee has sought indemnification from Emergent, as the case may be, shall affect the foregoing and the Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against Emergent.

SECTION 3.                            Termination.

This Agreement shall terminate upon the earlier to occur of (a) the date that the Parties mutually agree to terminate this Agreement and (b) the date on which Nantahala and/or any Affiliates or Related Funds thereof, in the aggregate, beneficially own (without duplication) less than the Specified Percentage of the original principal amount of the New Convertible Notes issued on the Closing Date.  Nantahala shall promptly (and in any event within three (3) Business Days) provide written notice to Emergent if at any time Nantahala and/or any Affiliates or Related Funds thereof, in the aggregate, fail to beneficially own (without duplication) at least the Specified Percentage of the original principal amount of the New Convertible Notes issued by Emergent on the Closing Date.

SECTION 4.                            Miscellaneous.

4.1                               Entire Agreement. This Agreement, together with the Master Transaction Agreement, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

4.2                               Parties in Interest.  Subject to the immediately following sentence, this Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the Parties and their successors and permitted assigns.  No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, duties or obligations hereunder without the prior written approval of the other Party; provided, however, that Nantahala may assign any or all of its rights and interests hereunder to one or more of its Affiliates or Related Funds so long as such Affiliate or Related Fund (x) is a holder of New Convertible Notes at the time of the assignment, and (y) executes and delivers a joinder agreement to this Agreement that is in form and substance reasonably satisfactory to Emergent.  Except with respect to the Indemnitors under Section 2.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

4.3                               Amendment.  This Agreement may not be amended except by an instrument in writing signed by all of the Parties.

4.4                               Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

4.5                               Governing Law.  This Agreement shall be governed in all respects by, and construed in accordance with, the laws of the State of New York (without giving effect to its principles of conflicts of laws, to the extent such principles would require or permit the application of the laws of a jurisdiction other than the State of New York).

4.6                               Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

4.7                               Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

4.8                               Specific Performance.  The Parties agree that, in the event any provision of this Agreement is not performed in accordance with the terms hereof, (a) the non-breaching Party will sustain irreparable damages for which there is not an adequate remedy at law for money damages and (b) the non-breaching Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

4.9                               Notices.  All notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been effectively given, sent, provided, delivered or received (a) when personally delivered to the Party to be notified, or (b) when sent by confirmed facsimile or by electronic transmission (“e mail”) to the Party to be notified, in either case to such Party at its address, facsimile number or e-mail address set forth on Schedule A.  A Party may change its address, facsimile number or e-mail address for purposes of notice hereunder by giving notice of such change to each other Party in the manner provided in this Section 4.9.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

EMERGENT CAPITAL, INC.

By:	/s/ Antony Mitchell
Name: Antony Mitchell
Title: Chief Executive Officer

NANTAHALA CAPITAL MANAGEMENT, LLC

By:	/s/ Wilmot Harkey
Name: Wilmot Harkey
Title: Manager

[Signature page to Nantahala Board Designation Agreement]

Schedule A

Nantahala Capital Management, LLC

19 Old Kings Highway S, Suite 200

Darien, CT 06897

Fax No.: (267) 295-6119

E-mail:   info@nantahalapartners.com; paul@nantahalapartners.com

Attention:  Paul Rehm

Emergent Capital, Inc.

5355 Town Center Road, Suite 701

Boca Raton, Florida 33486

Fax No.: (561) 995 - 4201

E-mail:   coreilly@emergentcapital.com

Attention:  Office of the General Counsel